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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cymbal Corporation
Fremont, California, USA

We consent to the use of our report dated May 31, 2005 with respect to the consolidated balance sheets of Cymbal Corporation as of June 30, 2004 and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

The Chugh Firm
June 3, 2005

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  Exhibit 23.5
Consent of Independent Registered Public Accounting Firm